EXHIBIT 99





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                               CEL-SCI CORPORATION

  Common Stock

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of CEL-SCI Corporation (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. Persons who received Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

         The Company has Incentive Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

         The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").


                 The date of this Prospectus is __________, 2002.


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                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, Suite l300, New York, New York 10048), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                           8229 Boone Blvd., Suite 802
                             Vienna, Virginia 223l4
                                 (703) 506-9460
                              Attention: Secretary

         The following documents filed with the Commission by the Company (Commission File No. 0-11503) are hereby incorporated by reference into this
Prospectus:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001; and

         (2) The Company's report on Form 10-Q/A for the quarter ended December 31, 2001.

         (4) Proxy Statement relating to the March 14, 2002 Annual Meeting of Shareholders.

         All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a



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part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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                                TABLE OF CONTENTS

                                                                  PAGE

THE COMPANY ...................................                    5
RISK FACTORS .................................                     6
COMPARATIVE SHARE DATA .......................                     9
USE OF PROCEEDS...............................                    11
SELLING SHAREHOLDERS..........................                    11
PLAN OF DISTRIBUTION..........................                    14
DESCRIPTION OF COMMON STOCK ..................                    14
GENERAL.......................................                    15



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PROSPECTUS SUMMARY

      THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

CEL-SCI

      The Company Corporation was formed as a Colorado corporation in 1983. The Company is involved in the research and development of certain drugs and vaccines. The Company manufactures MULTIKINE, its first, and main product, using the Company's proprietary cell culture technologies, which involve a combination, or "cocktail", of natural human interleukin-2 and certain lymphokines and cytokines. The Company is testing MULTIKINE to determine if it is effective in creating an anti-cancer immune response in head and neck cancer patients, and in HIV-infected women with Human Papilloma Virus induced cervical dysplasia, the precursor stage before the development of cervical cancer.

      Another technology the Company is developing, Ligand Epitope Antigen Presentation System (LEAPS), is a T-cell modulation technology which the Company is testing to determine if it is effective in developing potential treatments and/or vaccines against various diseases. Present target diseases are AIDS, herpes simplex, malaria, prostate cancer and breast cancer.

      Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      The Company has funded the costs associated with the clinical trials relating to the Company's technologies, research expenditures and the Company's administrative expenses with the public and private sales of shares of the Company 's common stock and borrowings from third parties, including affiliates of the Company.

      The Company does not expect to develop commercial products for several years, if at all. The Company has had operating losses since its inception, had an accumulated deficit of approximately $(75,000,000) at December 31, 2001, and expects to incur substantial losses for the foreseeable future.

      The Company's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

       As of March 8, 2002 the Company had 25,757,874 shares of common stock issued and outstanding.


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                                  RISK FACTORS

         Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares offered by this Prospectus

The Company Has Earned Only Limited Revenues and Has a History of Losses.
------------------------------------------------------------------------

         The Company has had only limited revenues since it was formed in 1983. Since the date of its formation and through December 31, 2001 the Company incurred net losses of approximately $(75,000,000). During the years ended September 30, 1999, 2000 and 2001 the Company suffered losses of $(7,490,725), $(8,478,397) and $(10,733,679) respectively. During the three months ended December 31, 2001 the Company suffered a loss of $(3,581,731). The Company has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. All of the Company's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, the Company expects to incur substantial losses for the foreseeable future.

         There can be no assurance the Company will be profitable. At the present time, the Company intends to use available funds to finance the Company's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.

The Company Needs Additional Capital to Finance Its Operations.
--------------------------------------------------------------

         Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs and may require several years to complete. The Company expects that it will need additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. The Company may be forced to delay or postpone development and research expenditures if the Company is unable to secure adequate sources of funds. These delays in development may have an adverse effect on the Company's ability to produce a timely and competitive product. There can be no assurance that the Company will be able to obtain additional funding from other sources.



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Shares Issuable Upon the Conversion of Options, Warrants and Convertible
Securities or in Connection with the Equity Line of Credit May Depress the Price of the Company's Common stock.

Options

      The Company has issued options to its officers, directors, employees and consultants which allow the holders to acquire additional shares of the Company's common stock. In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities issuable upon the exercise of the options will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.

      Until the options expire, the holders will have an opportunity to profit from any increase in the market price of the Company's common stock without assuming the risks of ownership. Holders of the options may exercise them at a time when the Company could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options will dilute the voting interest of the owners of presently outstanding shares of the Company's common stock and may adversely affect the ability of the Company to obtain additional capital in the future. The sale of the shares of common stock issuable upon the exercise of the options could adversely affect the market price of the Company's stock.

Series E Preferred Stock and Warrants

      In December 1999 and January 2000, the Company sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to three private investors. The Series A warrants permitted the holders of the warrants to purchase 402,007 shares of the Company's common stock at a price of $2.925 per share at any time prior to December 8, 2002. The Series B warrants allowed the holders to acquire additional shares of the Company's common stock at a nominal price in the event the price of the Company's common stock fell below $2.4375 per share prior to certain fixed vesting dates, the first of which in December 2000. On the first fixed vesting date the price of the Company's common stock was $1.54. Pursuant to the terms of the Series B warrants, which have since expired, the holders of the warrants, in December 2000, received 274,309 additional shares of the Company's common stock. The share of common stock sold by the Company in the December 1999 and January 2000 private offerings have since been resold by the investors, and as a result no additional shares are issuable by the terms of the Series B warrants.

      In March 2000, the Company sold an additional 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same three private investors. The Series C warrants permitted the holders of the warrants to purchase 413,344 shares of the Company's common stock at a price of $8.50 per share at any time prior to March 21, 2003. The Series D warrants originally allowed the holders, to the extent they held any shares purchased in the March 2000 offering, to acquire additional shares of the Company's common stock at a nominal price in the event the price of the Company's common stock fell below $7.50 per share prior to certain fixed vesting dates, the first of which was in March 2001. On the first fixed vesting date the price of the Company's common stock was $1.47 and on the second, and final vesting date, the price of the


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Company's common stock was $1.08. As a result, and in accordance with the terms of the Series D warrants, the private investors were entitled to receive 5,734,155 additional shares of the Company's common stock of which 3,520,123 shares had been issued and 959,340 shares had been sold as of August 15, 2001.

      On August 16, 2001 the three private investors exchanged the shares of the Company's common stock which they owned, plus their unexercised Series D Warrants, for 6,288 shares of the Company's Series E Preferred stock. Each Series E Preferred share is convertible into shares of the Company's common stock on the basis of one Series E Preferred share for shares of common stock equal in number to the amount determined by dividing $1,000 by the lesser of $5 or 93% of the average closing bid prices (the "Conversion Price") of the Company's common stock on the American Stock Exchange for the five days prior to the date of each conversion notice.

      As part of this transaction the three private investors also exchanged their Series A and Series C warrants for new Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of the Company's common stock at a price of $1.19 per share at any time prior to August 16, 2004.

      The sale of common stock issued or issuable upon the exercise of the Series E warrants, or the conversion of the Series E Preferred stock, or the perception that such sales could occur, could adversely affect the market price of the Company's common stock.

Equity Line of Credit

      An unknown number of shares of common stock, which may be sold by means of a separate registration statement filed with the Securities and Exchange Commission, are issuable under a equity line of credit arrangement to Paul Revere Capital Partners. As the Company sells shares of its common stock to Paul Revere Capital Partners under the equity line of credit, and Paul Revere Capital Partners sells the common stock to third parties, the price of the Company's common stock may decrease due to the additional shares in the market. If the Company decides to draw down on the equity line of credit as the price of its common stock decreases, the Company will be required to issue more shares of its common stock for any given dollar amount invested by Paul Revere Capital Partners, subject to the minimum selling price specified by the Company. The more shares that are issued under the equity line of credit, the more the Company's then outstanding shares will be diluted and the more the Company's stock price may decrease. Although Paul Revere Capital Partners has agreed not to engage in any short selling during the term of the equity line of credit, any decline in the price of the Company's common stock may encourage short sales by others, which could place further downward pressure on the price of the Company's common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale. See "Comparative Share Data" for more information concerning the equity line.



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Convertible Notes and Warrants

       In December 2001 and January 2002 the Company sold convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. At the holder's option the notes are convertible into shares of the Company's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The Conversion Price is 76% of the average of the three lowest daily trading prices of the Company's common stock on the American Stock Exchange during the 20 trading days immediately prior to the conversion date. If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price or the market price of its common stock, the Conversion Price may be subject to adjustment.

      The Series F warrants allow the holders to purchase up to 960,000 shares of the Company's common stock at a price of $0.65 per share at any time prior to December 31, 2008. If the Company sells any additional shares of common stock, or any securities convertible into common stock, at a price below the then applicable warrant exercise price or the market price of the Company's common stock, the warrant exercise price and the number of shares of common stock issuable upon the exercise of the warrant may be subject to adjustment.

      See "Description of Securities - Convertible Notes and Series F Warrants" for information concerning potential adjustments to the conversion price, the warrant exercise price, and other terms of the notes and the Series F warrants.

      The sale of common stock upon the conversion of the notes or the exercise of the Series F warrants, or the perception that such sales could occur, could adversely affect the market price of the Company's common stock.

Cost Estimates for Clinical Trials and Research May be Inaccurate.
-----------------------------------------------------------------

         The Company's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research efforts.

Products Which May Be Developed by the Company Will Require Regulatory Approvals Prior to Sale.

         Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by the Company, VTI or its licensees, and there can be no assurance that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals may adversely affect the ability of potential licensees or the Company to successfully market any products developed. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted.


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The Company is Dependent on an Unrelated Corporation to Manufacture Multikine

          The Company has an agreement with an unrelated corporation for the production, until 2006, of Multikine for research and testing purposes. At present, this is the Company's only source of Multikine. If this corporation could not, for any reason, supply the Company with Multikine, the Company estimates that it would take approximately six to ten months to obtain supplies of Multikine under an alternative manufacturing arrangement. The Company does not know what cost it would incur to obtain this alternative source of supply.

The Biomedical Field in Which the Company is Involved is Undergoing Rapid and Significant Technological Change.

         The biomedical field in which the Company is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents from the Company's compounds, compositions and processes through the Company financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field.

         Many pharmaceutical and biotechnology companies are developing products for the prevention or treatment of cancer and infectious diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases and are expected to become more active in the future.

The Company's Patents Might Not Protect the Company's Technologies.

         Certain aspects of the Company's technologies are covered by U.S. and foreign patents. In addition, the Company has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the Company. Disputes may arise between the Company and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any, the extent to which the Company may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. The Company's first MULTIKINE patent will expire in the year 2000. Since the Company does not know if it will ever be able to sell MULTIKINE on a commercial basis, the Company cannot predict what effect the expiration of this patent will have on the



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Company. Notwithstanding the above, the Company believes that trade secrets and later issued patents will protect the technology associated with Multikine past the year 2000.

The Company's Product Liability Insurance May Not Be Adequate.

         Although the Company has product liability insurance for Multikine, the successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business if the amount of any judgment exceeds the Company's insurance coverage.

The Loss of Management and Scientific Personnel Could Adversely Affect the Company.

          The Company is dependent for its success on the continued availability of its executive officers. The loss of the services of any of the Company's executive officers could have an adverse effect on the Company's business. The Company does not carry key man life insurance on any of its officers. The Company's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel.

The Market Price for the Company's Common Stock is Volatile.

         The market price of the Company's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of the Company's Common Stock.

                             COMPARATIVE SHARE DATA

         As of March 8, 2002, the Company had 25,757,874 outstanding shares of common stock.

         The following table reflects shares of common stock which may be issued as a result of the exercise of outstanding options and warrants or the conversion of other securities issued by the Company. By means of separate registration statements filed with the Securities and Exchange Commission, the shares of common stock referenced in Notes A through D are being offered for public sale. The shares of common stock issuable upon the exercise of options which are held by the Company's officers and directors, and which are referenced in Note E, are being offered for sale by means of this prospectus. See "Selling Shareholders".



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                                                Number of             Note
                                                  Shares            Reference

Shares outstanding as of March 8, 2002         25,757,874

Shares issuable upon conversion of Series E
preferred stock                                   Unknown               A

Shares issuable upon exercise of
Series E warrants                                 815,351               A

Shares issuable pursuant to equity line
of credit:                                        Unknown               B

Shares issuable upon exercise of warrants
issued in connection with equity line of credit   200,800               B

Shares issuable upon conversion of
promissory notes                                2,807,000               C

Shares issuable upon exercise of
Series F warrants                                 960,000               C

Shares issuable upon exercise of options granted
to investor relations consultants                 275,000               D

Shares issuable upon exercise of options and
warrants granted to the Company 's officers,
directors, employees, consultants, and
third parties                                   4,977,142               E

A. In December 1999 and January 2000, the Company sold 1,148,592 shares of its common stock, plus Series A and Series B warrants, to Advantage Fund II, Koch Investment Group Limited and Mooring Capital Fund LLC for $2,800,000. The Series A warrants allowed the holders to purchase up to 402,007 shares of the Company's common stock at a price of $2.925 per share at any time prior to December 8, 2002. The Company issued 274,309 shares of common stock upon the exercise of the Series B warrants, which have since expired.

      In March 2000, the Company sold 1,026,666 shares of its common stock, plus Series C and Series D warrants, to the same private investors referred to above for $7,700,000. The Series C warrants allowed the holders to purchase up to 413,344 shares of the Company's common stock at a price of $8.50 per share at any time prior to March 21, 2003. The Series D warrants allowed the holders, to the extent the held any shares purchased in the March 2000 offering, to acquire additional shares of the Company's common stock at a nominal price in the event the price of the Company's common stock fell below $7.50 per share prior to certain fixed vesting dates. On the first fixed vesting date the price of the Company's common stock was $1.47 and on the second, and final vesting date, the price of the Company's common stock was $1.08. As a result, and in accordance with the terms of the Series D warrants, the private investors were entitled to receive 5,734,155 additional shares of the Company's common stock, of which 3,520,123 shares had been issued and 959,340 shares had been sold as of August 15, 2001.

      On August 16, 2001 the Company, Advantage Fund II and Koch Investment Group agreed to restructure the terms of the Series A, C and D warrants in the following manner:

      Advantage Fund II, Koch Investment Group Limited and Mooring Capital Fund LLC exchanged the 3,588,564 shares of the Company's common stock which they owned, plus their unexercised Series D Warrants, for 6,288 shares of the Company's Series E Preferred stock. At the holder's option, each Series E Preferred share is convertible into shares of the Company's common stock on the basis of one Series E Preferred share for shares of common stock equal in number to the amount determined by dividing $1,000 by the lesser of $5 or 93% of the average closing bid prices (the "Conversion Price") of the Company's common stock on the American Stock Exchange for the five days prior to the date of each conversion notice.

      Notwithstanding the above, the maximum number of common shares issuable upon the conversion of each Series E Preferred share prior to August 16, 2003 is 923 shares.

      Each Series E Preferred share can be redeemed by the Company at a price of $1,200 per share, plus accrued dividends, at any time prior to July 18, 2003. At any time on or after July 18, 2003 and prior to the close of business on August 16, 2003 the Company may redeem any outstanding Series E Preferred shares at a price of $1,000 per share.

      Preferred shares that have not been redeemed or converted by August 16, 2003 will automatically convert to twice the number of shares of common stock which such shares would otherwise convert into based upon the Conversion Price on such date. On August 16, 2003 the Company will also be required to issue the holders of any Series E Preferred shares which are then outstanding Series E warrants which will allow the holders of the warrants to purchase shares of the Company's common stock equal in number to 33% of the common shares which were issued upon the conversion of the remaining Series E Preferred shares. These warrants, if issued, will be exercisable at any time prior to August 17, 2006 at a price equal to 110% of the volume weighted average price of the Company's common stock for the five days prior to August 16, 2003.

      Each Series E Preferred share is entitled to a quarterly dividend of $60 per share, payable in cash. Dividends not declared will accumulate. Except as otherwise provided by law the Series E Preferred shares do not have any voting rights. The Series E Preferred shares have a liquidation preference over the Company's common stock.

      As part of this transaction the three investors exchanged their Series A and Series C warrants for new Series E warrants. The Series E warrants collectively allow the holders to purchase up to 815,351 additional shares of the Company's common stock at a price of $1.19 per share at any time prior to August 16, 2004.

      With respect to the shares issuable upon the conversion of the Series E Preferred shares, or the exercise of the Series E warrants, Advantage II and Koch have agreed to limit their respective weekly sales of the Company's common stock to 9% of the average of the four prior weeks traded volume as listed by Bloomberg, while Mooring Financial will limit its weekly sales of the Company's common stock to 2.14% of the average of the four prior weeks trading volume as listed by Bloomberg. If the Company's trading volume reaches 200,000 shares or



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more on any given day, each of Advantage II and Koch will be allowed to sell an additional 4.5% of that day's trading volume on each of that day and the following day, while Mooring Financial will be allowed to sell an additional 1% of that day's trading volume on each of that day and the following day.

      As of March 8, 2002 2,545 Series E Preferred shares had been converted into 2,331,125 shares of the Company's common stock. The actual number of shares issuable upon the conversion of the Series E Preferred shares will vary depending upon a number of factors, including the price of the Company's common stock at certain dates. Accordingly, the number of shares of common stock which will be issued upon the conversion of the Series E Preferred shares cannot be determined at this time. However, prior to August 16, 2003, the Company would not be required to issue more than 3,454,789 shares of its common stock upon the conversion of the Series E Preferred shares.

B. An unknown number of shares of common stock are issuable under the equity line of credit agreement between the Company and Paul Revere Capital Partners. As consideration for extending the equity line of credit, the Company granted Paul Revere Capital Partners warrants to purchase 200,800 shares of common stock at a price of $1.64 per share at any time prior to April 11, 2004.

      Under the equity line of credit agreement, Paul Revere Capital Partners has agreed to provide the Company with up to $10,000,000 of funding prior to June 22, 2003. During this period, the Company may request a drawdown under the equity line of credit by selling shares of its common stock to Paul Revere Capital Partners and Paul Revere Capital Partners will be obligated to purchase the shares. The Company may request a drawdown once every 22 trading days, although the Company is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, the Company will calculate the amount of shares it will sell to Paul Revere Capital Partners and the purchase price per share. The purchase price per share of common stock will based on the daily volume weighted average price of the Company's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      The Company may request a drawdown by faxing a drawdown notice to Paul Revere Capital Partners, Ltd., stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which the Company is willing to sell the shares. The lowest volume weighted average price will be set by the Company's Chief Executive Officer in his sole and absolute discretion.

      If the Company sets a minimum price which is too high and the Company's stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount the Company can draw and the number of shares the Company will sell to Paul Revere Capital Partners will be reduced. On the other hand, if the Company sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, the Company will have to issue a greater number of shares to Paul Revere Capital Partners based on the reduced market price.

      The following provides information concerning the first four drawdowns requested by the Company.

   Date of        Shares        Average Sale    Net Proceeds
   Sale           Sold        Price Per Share   to Cel-Sci
-----------       -----       ---------------   -----------

11/09/01         277,684          $1.08           $299,000
01/08/02         333,993          $0.87           $290,299
02/06/02         288,377          $0.81           $234,000
02/21/02         172,257          $0.68           $117,500

C. In December 2001 and January 2002, the Company sold convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. At the holder's option the notes are convertible into shares of the Company's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The Conversion Price is 76% of the average of the 3 lowest daily trading prices of the Company's common stock on the American Stock Exchange during the 20 trading days immediately prior to the conversion date. If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price or the market price of its common stock, the Conversion Price may be subject to adjustment.

      The Company has filed a registration statement with the Securities and Exchange Commission, of which this prospectus is a part, in order that the shares of common stock issued upon the conversion of the notes or the exercise of the warrants may be resold in the public market.

      The Series F warrants presently allow the holders to purchase up to 960,000 shares of the Company's common stock at a price of $0.65 per share at any time prior to December 31, 2008. If the Company sells any additional shares of common stock, or any securities convertible into common stock, at a price below the then applicable warrant exercise price or the market price of the Company's common stock, the warrant exercise price and the number of shares of common stock issuable upon the exercise of the warrant may be subject to adjustment. Every three months after January 17, 2002 the warrant exercise price will be adjusted to an amount equal to 110% of the Conversion Price of the notes on that date, provided that the adjusted price is lower than the warrant exercise price on that date.

       The actual number of shares issuable upon the conversion of the notes will vary depending upon a number of factors, including the price of the Company's common stock at certain dates. Accordingly, the number of shares which may be issued upon the conversion of the notes cannot be determined at this time. However, based upon the market price of the Company's common stock on March 7, 2002, the Company would be required to issue approximately 2,807,000 shares of common stock if all of the notes, were converted on March 7, 2002.

      See "Description of Securities - Convertible Notes and Series F Warrants" for information concerning potential adjustments to the conversion price, the warrant exercise price, and other terms of the notes and the Series F warrants.

D. The Company has granted options for the purchase of 275,000 shares of common stock to certain investor relations consultants in consideration for services provided to the Company. The options are exercisable at prices ranging between $1.63 and $5.00 per share and expire between June 2001 and February 2004.

E. The options are exercisable at prices ranging from $0.98 to $11.00 per share. The Company may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

                                 USE OF PROCEEDS

         All of the shares offered by this Prospectus are being offered by certain owners of the Company's Common Stock (the Selling Shareholders) and were issued by the Company in connection with the Company's employee stock bonus or stock option plans. None of the proceeds from this offering will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

         The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. Persons who received Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

         The Company has adopted a number of Stock Option Plans as well as a Stock Bonus Plan. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

         Incentive Stock Option Plans. The Company has Incentive Stock Option Plans which collectively authorize the issuance of up to 2,100,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

         Non-Qualified Stock Option Plans. The Company has Non-Qualified Stock Option Plans which collectively authorize the issuance of up to 5,760,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

         Stock Bonus Plans. The Company has Stock Bonus Plans which collectively allow for the issuance of up to 1,440,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

         Summary. The following sets forth certain information, as of March 8, 2002, concerning the stock options and stock bonuses granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                              Total        Shares
                              Shares    Reserved for     Shares     Remaining
                            Reserved    Outstanding    Issued as  Options/Shares
Name of Plan              Under Plans      Options   Stock Bonus   Under Plans
----------------          -----------   -----------  -----------  --------------

Incentive Stock Option
 Plans                     2,100,000     1,250,100          N/A       763,315
Non-Qualified Stock Option
    Plans                  5,760,000     3,344,934          N/A     1,267,605
Stock Bonus Plans          1,440,000           N/A      892,391       547,609

         Of the shares issued pursuant to the Company's Stock Bonus Plans 170,669 shares have been issued as part of the Company's contribution to its 401(k) plan. Between September 30, 1998 and October 2001 the Company issued 675,071 shares of its common stock to Maximilian de Clara, an officer and director of the Company, for past services. These shares were issued pursuant to the Company's Stock Bonus Plans.

         The following table summarizes the options granted to the Company's officers, directors, employees and consultants pursuant to the Plans as of March 8, 2002. Certain options were granted in accordance with the Company's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of the Company was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary.

            Name of
          Option Holder                      Shares Subject to Options (1)
          -------------                      -----------------------------

          Maximilian de Clara                            499,999
          Geert R. Kersten                             1,785,000
          Patricia B. Prichep                            519,500
          M. Douglas Winship                             177,500
          Eyal Talor, Ph.D                               324,166

            Name of
          Option Holder                      Shares Subject to Options (1)
          -------------                      -----------------------------

          Daniel Zimmerman, Ph.D                         301,000
          Alexander G. Esterhazy                          50,000
          C. Richard Kinsolving                           50,000
          Employees and consultants to Company           736,691

(1) The options issued to the Company's officers and directors are exercisable at prices ranging from $1.05 to $1.94 per share. The other options issued to certain employees of and consultants to the Company are exercisable at prices ranging from $0.98 to $5.00 per share.

         Shares issuable upon the exercise of options granted to the Company's officers and directors pursuant to the Plans, as well as shares issued pursuant to the Stock Bonus Plan, are being offered by means of this Prospectus. The following table provides certain information concerning the shareholdings of the Company's officers and directors and the shares offered by means of this Prospectus.

                                                       Number of Shares
                      Number of     Number of Shares   to be Beneficialy
  Name of              Shares        Being Offered         Owned on      Percent
  Selling            Beneficially   Option    Bonus     Completion of     of
Shareholder             Owned      Shares (2) Shares    the Offering     Class
------------         ------------  ---------  -------   ---------------- ------

Maximilian de Clara     90,071      499,999      --         90,071           *
Geert R. Kersten       177,553 (1)1,785,000      --        177,553           *
Patricia B. Prichep     26,183      519,500      --         26,183           *
M. Douglas Winship      27,877      177,500      --         27,877           *
Eyal Talor, Ph.D        42,639      324,166      --         42,639           *
Daniel Zimmerman, Ph.D  42,145      301,000      --         42,145           *
Alexander G. Esterhazy      --       50,000      --             --          --
C. Richard Kinsolving, Ph.D11,000    50,000      --         11,000           *

* Less than 1%.

(1) Includes shares held in trusts for the benefit of Mr. Kersten's children.
(2)   Represents shares issued or issuable upon exercise of stock options.

     Mr. de Clara and Mr. Kersten are officers and directors of the Company. Mr. Esterhazy and Mr. Kinsolving are directors of the Company. The other persons in the foregoing tables are officers of the Company.

         Each Selling Shareholder has represented that the Shares were purchased for investment and with no present intention of distributing or reselling such Shares. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions.

         Certain of the Selling Shareholders, their associates and affiliates may from time to time be employees of, customers of, engage in transactions with, and/or perform services for the Company or its subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

         The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock

      The Company is authorized to issue 100,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock . All of the outstanding shares of Common stock are fully paid and non-assessable.

         The shares of Common Stock offered by this Prospectus are fully paid and non-assessable. Holders of the Common Stock do not have preemptive rights. Each stockholder is entitled to one vote for each share of Common stock held of record by such stockholder. There is no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefore.

Preferred Stock

      The Company is authorized to issue up to 200,000 shares of preferred stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of the Company.

      See "Comparative Share Data" for information concerning the Company's Series E preferred stock.

Convertible Notes and Series F Warrants

    In December 2001 and January 2002, the Company sold convertible notes, plus Series F warrants, to a group of private investors for $1,600,000. The notes bear interest at 7% per year, are due and payable on December 31, 2003 and are secured by substantially all of the Company's assets. Interest is payable quarterly except that the first interest payment is not due until July 1, 2002. If the Company fails to make any interest payment when due, the notes will become immediately due and payable.

    At the holder's option the notes are convertible into shares of the Company's common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The Conversion Price is 76% of the average of the three lowest daily trading prices of the Company's common stock on the American Stock Exchange during the 20 trading days immediately prior to the conversion date. The Conversion Price may not be less than $0.57. However, if the Company's common stock trades for less than $0.57 per share for a period of 20 consecutive trading days, the $0.57 minimum price will no longer be applicable.

      If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable Conversion Price, the Conversion Price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of the Company's common stock, the Conversion Price will lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be, divided by the then prevailing market price of the Company's common stock. However the Conversion Price will not be adjusted as the result of shares issued in connection with a Permitted Financing. A Permitted Financing involves shares of common stock issued or sold:

             -  in connection with a merger or acquisition;

             - upon the exercise of options or the issuance of common stock to the Company's employees, officers, directors, consultants and vendors in accordance with the Company's equity incentive policies;

             - pursuant to the conversion or exercise of securities which were outstanding prior to December 31, 2001;

             -  pursuant to the Company's equity line of credit;

             - to key officers of the Company in lieu of their respective salaries.

     The Company's agreement with the note holders places the following restrictions on the Company's operations. Any of the following restrictions may be waived with the written consent of the holders of a majority of the principal amount of the notes outstanding at the time the consent is required.

o So long as the notes are outstanding, and except as required by the terms of the Company's Series E Preferred stock, the Company may not:

             - declare or pay any dividends (other than a stock dividend or stock split) or make any distributions to any holders of its common stock, or

             - purchase or otherwise acquire for value, directly or indirectly, any common or preferred stock.

o Until the earlier of September 30, 2002 or the date all of the notes are no longer outstanding the Company may not sell any common stock or any securities convertible into common stock. However, this restriction will not apply to shares issued in a Permitted Financing.

o If the Company maintains a balance of less than $1,000,000 in its bank account in any month, it may draw down the maximum amount allowable for such month under its equity line of credit. If the Company maintains a balance of greater than $1,000,000 in its bank account in any month, it may only draw down a maximum of $235,000 per month under the equity line of credit.

      So long as the notes remain outstanding, the note holders will have a first right of refusal to participate in any subsequent financings involving the Company. If the Company enters into any subsequent financing on terms more favorable than the terms governing the notes and warrants, then the note holders may exchange notes and warrants for the securities sold in the subsequent financing.

      Upon the occurrence of any of the following events the Company is required to redeem the notes at a price equal to 130% of then outstanding principal balance of the notes:

            - the suspension from listing or the failure of the Company's common stock to be listed on the American Stock Exchange for a period of five consecutive trading days; or

            - the effectiveness of the Registration Statement lapses for any reason or the Registration Statement is unavailable to the note holders and the lapse or unavailability continues for a period of ten consecutive trading days, provided the cause of the lapse or unavailability is not due to factors primarily within the control of the note holders.

            - any representation or warranty made by the Company to the note holders proves to be materially inaccurate or the Company fails to perform any material covenant or condition in its agreement with the note holders.

             - the completion of a merger or other business combination involving the Company and as a result of which the Company is not the surviving entity.

             - a purchase, tender or exchange offer accepted by the holders of more than 30% of the Company's outstanding shares of common stock.

             - The Company's shareholders fail to approve the issuance of the shares of the Company's common stock upon the conversion of the notes or the exercise of the warrants

             - The Company files for protection from its creditors under the federal bankruptcy code.

             - The Company exceeds its draw down limits under its equity line of credit.

      If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable warrant exercise price, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced.

      If the Company sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of the Company's common stock, the warrant exercise price will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be, divided by the then prevailing market price of the Company's common stock. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage determined by dividing the price at which the shares were sold by the market price of the Company's common stock on the date of sale.

      However, neither the warrant exercise price nor the shares issuable upon the exercise of the warrant will be adjusted as the result of shares issued in connection with a Permitted Financing.

    The Series F warrants initially allowed the holders to purchase up to 960,000 shares of the Company's common stock at a price of $0.95 per share at any time prior to December 31, 2008. On January 17, 2002 the warrant exercise price, in accordance with the terms of the warrants, was adjusted to $0.65 per share. Every three months after January 17, 2002, the warrant exercise price will be adjusted to an amount equal to 110% of the Conversion Price on such date, provided that the adjusted price is lower than the warrant exercise price on that date.

Transfer Agent

     Computershare Trust Co., Inc., of Denver, Colorado, is the transfer agent for the Company's common stock.

                                     EXPERTS

      The consolidated financial statements of the Company Corporation as of September 30, 2001 and 2000, and for each of the three years in the period ended September 30, 2001 incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K for the year ended September 30, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     GENERAL

         The Company's Bylaws provide that the Company will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

         All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 PLAN PROSPECTUS

                              CEL-SCI Corporation
                           8229 Boone Blvd.Suite 802
                             Vienna, Virginia 22314
                                 (703) 506-9460

                                  COMMON STOCK


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         This Prospectus relates to shares of the Common Stock of the Company Corporation ("the Company") issuable pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's Common Stock. The employee incentive plans benefit the Company by giving selected employees and other persons having a business relationship with the Company a greater personal interest in the success of the Company.

         Shares of Common Stock reserved under the Company's Incentive Stock Option Plans are offered to those employees of the Company who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to the Incentive Stock Option Plans.

         Shares of Common Stock reserved under the Company's Non-Qualified Stock Option Plans are offered to those persons who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to the Non-Qualified Stock Option Plans.

         Shares of Common Stock reserved under the Stock Bonus Plan are offered to those persons granted, or may in the future be granted, shares of Common Stock pursuant to the Stock Bonus Plan.


         This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

                      The date of this Prospectus is ____, 2002.

         The Company's Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans are sometimes collectively referred to in this Prospectus as "the Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

         Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of the Company are subject to certain restrictions under the Securities Act of l933. See "RESALE OF SHARES BY AFFILIATES".

         No person has been authorized to give any information, or to make any representations, other than those contained in this Prospectus, in connection with the shares offered by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering in any state or jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

         The Company's Common Stock is traded on the American Stock Exchange under the symbol CVM.

         With respect to the Company's Plans, the shares to which this prospectus relates will be sold from time to time by the Company when and if options granted pursuant to the Plans are exercised. In the case of shares issued by the Company pursuant to the Stock Bonus Plans, the shares will be deemed to be sold when the shares have been granted by the Company.

                                TABLE OF CONTENTS
                                                                        Page

AVAILABLE INFORMATION.....................                               4
DOCUMENTS INCORPORATED BY REFERENCE...............                       4
GENERAL INFORMATION...............................                       5
INCENTIVE STOCK OPTION PLANS......................                       6
NON-QUALIFIED STOCK OPTION PLANS.....................                    8
STOCK BONUS PLANS.......................................                 9
OTHER INFORMATION REGARDING THE PLANS........................            10
ADMINISTRATION OF THE PLANS............................                  11
RESALE OF SHARES BY AFFILIATES.............................              11
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLANS.............           12
DESCRIPTION OF COMMON STOCK......................................        12

EXHIBITS:

    Each Plan referred to in this Prospectus.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information concerning the Company can be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, Suite l300, New York, New York l0048) and, Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511). Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

         All documents incorporated by reference, as well as other information concerning the Plans, other than exhibits to such reports and documents, are available, free of charge to holders of shares or options granted pursuant to the Plans, upon written or oral request directed to: the Company Corporation (Attention: Employee Plan Administrator), 8229 Boone Blvd., Suite 802, Vienna, Virginia 22182, (703) 506-9460.

         This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, which the Company has filed with the Commission under the Securities Act of l933 and to which reference is hereby made. Each statement contained in this Prospectus is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement: Annual Report on Form l0-K for the year ended September 30, 2001, report on Form 10-Q/A for the quarter ended December 31, 2001 and Proxy Statement relating to the Company's March 14, 2002 Annual Meeting of Shareholders. All reports and documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement of which this Prospectus is a part which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such reports or documents.

         The Company does not intend to update this Prospectus in the future unless and until there is a material change in the information contained herein.

                               GENERAL INFORMATION

         The Company has Incentive Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

         A summary of the Company's Plans follows.

         Incentive Stock Option Plans. The Company has Incentive Stock Option Plans which collectively authorize the issuance of up to 2,100,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

         Non-Qualified Stock Option Plans. The Company has Non-Qualified Stock Option Plans which collectively authorize the issuance of up to 5,760,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

         Stock Bonus Plans. The Company has Stock Bonus Plans which collectively allow for the issuance of up to 1,440,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

         Summary. The following sets forth certain information, as of March 8, 2002, concerning the stock options and stock bonuses granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                              Total       Shares
                              Shares    Reserved for     Shares     Remaining
                            Reserved    Outstanding    Issued as  Options/Shares
Name of Plan              Under Plans     Options     Stock Bonus   Under Plans
---------------           -----------   -----------   -----------  ------------

Incentive Stock Option
Plans                      2,100,000    1,250,100          N/A       763,315
Non-Qualified Stock Option
    Plans                  5,760,000    3,344,934          N/A     1,267,605
Stock Bonus Plans          1,440,000          N/A      892,391       547,609

TOTAL:

      The following table summarizes the options granted to the Company's officers, directors, employees and consultants pursuant to the Plans as of March 8, 2002:

          Name of Option Holder              Shares Subject to Options (1)
          ---------------------              -----------------------------

          Maximilian de Clara                         499,999
          Geert R. Kersten                          1,785,000
          Patricia B. Prichep                         519,500
          M. Douglas Winship                          177,500
          Eyal Talor, Ph.D                            324,166
          Daniel Zimmerman                            301,000
          Alexander G. Esterhazy                       50,000
          C. Richard Kinsolving                        50,000
          Employees and consultants to Company        736,691


(1) The options issued to the Company's officers and directors are exercisable at prices ranging from $1.05 to $1.94 per share. The other options issued to certain employees of and consultants to the Company are exercisable at prices ranging from $0.98 to $5.00 per share. Certain options were granted in accordance with the Company's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of the Company was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary.

                          INCENTIVE STOCK OPTION PLANS

Securities to be Offered and Persons Who May Participate in the Plans
---------------------------------------------------------------------

         All employees of the Company are eligible to be granted options pursuant to the Plans as may be determined by the Company's Board of Directors which administers the Plans.

         Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

         The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $l00,000.

         In the discretion of the Board of Directors, options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than l0% of the Common Stock of the Company be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plans be exercisable by its terms after the expiration of ten years from the date of grant.Purchase of Securities Pursuant to the Plans

         The purchase price per share of common stock purchasable under an option is determined by the Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of the Company's outstanding shares). An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Incentive Stock Options Granted Under the Plans

         Options granted under the Plans will be incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") and will be subject to the provisions of the Code. Generally, if Common Stock of the Company is issued to an employee pursuant to an option granted as described below, and if no disqualifying disposition of such shares is made by such employee within one year after the transfer of such shares to him or within two years after the date of grant: (a) no income will be realized by the employee at the time of the grant of the option; (b) no income will be realized by the employee at the date of exercise; (c) when the employee sells such shares, any amount realized in excess of the option price will be taxed as a long-term capital gain and any loss sustained will be a long-term capital loss; and (d) no deduction will be allowed to the Company for federal income tax purposes. Generally, if any disqualifying disposition of such shares is made by an employee within one year after the transfer of such shares to him, or within two years after the date of grant, the difference between the amount paid for the shares upon exercise of the option and the fair market value of the shares on the date the option was exercised will be taxed as ordinary income in the year the disqualifying disposition occurs and the Company will be allowed a deduction for such amount. However, if such disqualifying disposition is a sale or exchange for which a loss would have been recognized (if sustained), the amount taxed to the employee as ordinary income (and deductible by the Company) will be limited to the excess of the amount realized upon such sale or exchange over the amount paid for the shares where such excess is less than the amount referred to in the preceding sentence. This limitation does not apply to a disposition of the type as to which losses (if sustained) are not recognized as deductible losses for income tax purposes, e.g., a gift, a sale to certain related persons or a so-called "wash" sale (a sale within 30 days before or after the acquisition of the Company's shares or the receipt of an option or the entering into a contract to buy the Company's shares). If the shares are sold in a disqualifying disposition during such one-year period and the amount realized is in excess of the fair market value of the shares at the time of exercise, such excess will be taxed as a long-term or short-term capital gain depending upon the holding period.

         An employee who exercises an incentive stock option may be subject to the alternative minimum tax since the difference between the option price and the fair market value of the stock on the date of exercise is an item of tax preference. However, no item of preference will result if a disqualifying disposition is made of the optioned stock.

                        NON-QUALIFIED STOCK OPTION PLANS

Securities to be Offered and Persons Who May Participate in the Plans
---------------------------------------------------------------------

         The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options pursuant to the Plans as may be determined by the Company's Board of Directors which administers the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

         Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

         In the discretion of the Board of Directors options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plans

         The purchase price per share of common stock purchasable under an option is determined by the Board of Directors but cannot be less than the market price of the Company's Common Stock on the date the option is granted. An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be used at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Options Granted Under the Plans

         The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

         Since the amount of income realized by an Optionee on the exercise of an option under the Plans represents compensation for services provided to the Company, the Company may be required to withhold income taxes from the Optionee's income even though the compensation is not paid in cash. To withhold the appropriate tax on the transfer of the shares, the Company will (i) reduce the number of shares issued or distributed to reflect the necessary withholding,
(ii) withhold the appropriate tax from other compensation due to the Optionee, or (iii) condition the transfer of any shares to the Optionee on the payment to the Company of an amount equal to the taxes required to be withheld.

                                STOCK BONUS PLANS

Securities to be Offered and Persons Who May Participate in the Plans
---------------------------------------------------------------------

         Under the Stock Bonus Plans, the Company's employees, directors and officers, and consultants or advisors to the Company will be eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares which may be granted may not exceed the amount available in the Bonus Share Reserve. The grant of the Company's shares rests entirely with the Company's Board of Directors which administer the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

         Shares of Common Stock which may be granted under the Stock Bonus Plans (the "Bonus Share Reserve") may consist, in whole or in part, of authorized but unissued shares or treasury shares.

Tax Aspects of Shares Granted Pursuant to the Plan

         Any shares of stock transferred to any person pursuant to the Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.

         There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation (depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by the Company.

         The Company does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plan. Furthermore, Section 83 permits the Company to take an ordinary business deduction equal to the amount includible by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                      OTHER INFORMATION REGARDING THE PLANS

         All shares to be issued pursuant to the Plans will, prior to the time of issuance, constitute authorized but unissued shares or treasury shares.

         The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by the Company's Board of Directors which administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

         Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the stock option Plans will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled.

         Employment by the Company does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons shall be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of Common Stock issuable as bonus shares or upon the exercise of any options.

         The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

         The description of the federal income tax consequences as set forth in this Prospectus is intended merely as an aid for such persons eligible to participate in the Plans, and the Company assumes no responsibility in connection with the income tax liability of any person receiving shares or options pursuant to the Plans. Persons receiving shares or options pursuant to the Plans are urged to obtain competent professional advice regarding the applicability of federal, state and local tax laws.

         As of the date of this Prospectus, and except with respect to shares or options which have not yet vested, no terms of any Plan or any contract in connection therewith creates in any person a lien on any of the securities issuable by the Company pursuant to the Plans.

                           ADMINISTRATION OF THE PLANS

         The Plans are administered by the Company's Board of Directors. All directors serve for a one-year term or until their successors are elected. Any director may be removed at any time by a majority vote of the Company's shareholders present at any meeting called for the purpose of removing a director. Any vacancies which may occur on the Board of Directors will be filled by the remaining Directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered, to select eligible employees of the Company to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

         The Company's directors are elected each year at the annual shareholder's meeting.

                         RESALE OF SHARES BY AFFILIATES

         Shares of Common Stock acquired pursuant to the Plans may be resold freely, except that any person deemed to be an "affiliate" of the Company, within the meaning of the Securities Act of l933 (the "Act") and the rules and regulations promulgated thereunder, may not sell shares acquired by virtue of the Plans unless such shares are sold by means of a special Prospectus, are otherwise registered by the Company under the Securities Act for resale by such person or an exemption from registration under the Act is available. In any event, the sale of shares by affiliates will be limited in amount to the number of shares which can be sold by Rule 144(e). An employee who is not an officer or director of the Company generally would not be deemed an "affiliate" of the Company.

         In addition, the of shares or options by officers and directors will generally be considered a "sale" for purposes of Section l6(b) of the Securities Exchange Act of l934.

                   AMENDMENT, SUSPENSION OR TERMINATION OF PLANS

         The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension shall not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to Incentive Stock Option Plans except in the case of a reclassification of the Company's capital stock or a consolidation or merger of the Company; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

                           DESCRIPTION OF COMMON STOCK

         The Common Stock issued as a stock bonus and the Common Stock issuable upon the exercise of any options granted pursuant to the Plans entitles holders to receive such dividends, if any, as the Board of Directors declares from time to time; to cast one vote per share on all matters to be voted upon by stockholders; and to share ratably in all assets remaining after the payment of liabilities in the event of liquidation, dissolution or winding up of the Company. The shares carry no preemptive rights. All shares offered under the Plans will, upon issuance by the Company (and against receipt of the purchase price in the case of options), be fully paid and non-assessable.